AGREEMENT AND PLAN OF MERGER

among

NTS MERGER PARENT, LLC,

NTS MERGER SUB, LLC,

NTS REALTY CAPITAL, INC.,

and

NTS REALTY HOLDINGS LIMITED PARTNERSHIP

_________________________

Dated as of December 27, 2012

TABLE OF CONTENTS

ARTICLE I	THE MERGER	Page 2

Section 1.1 The Merger	2
Section 1.2 Closing	2
Section 1.3 Effective Time	2
Section 1.4 Effects of the Merger	3
Section 1.5 Partnership Agreement of the Surviving Entity	3

ARTICLE II	CONVERSION OF PARTNERSHIP INTERESTS; EXCHANGE OF CERTIFICATES	3

Section 2.1 Effect on Partnership Interests	3
Section 2.2 Exchange of Certificates	4

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES	6

Section 3.1 Qualification, Organization, Subsidiaries, Etc	6
Section 3.2 Capitalization	6
Section 3.3 Authority, No Violation; Consents and Approvals	8
Section 3.4 SEC Reports and Compliance	9
Section 3.5 No Undisclosed Liabilities	10
Section 3.6 Opinion of Financial Advisor	10
Section 3.7 State Takeover Laws	10
Section 3.8 Finders or Brokers	10
Section 3.9 No Other Representations or Warranties	11

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES	11

Section 4.1 Qualification: Organization	11
Section 4.2 Authority; No Violation; Consents and Approvals	12
Section 4.3 Financing	13
Section 4.4 Solvency	13
Section 4.5 Ownership and Operations of Merger Sub	13
Section 4.6 Certain Arrangements	14
Section 4.7 No Third Party Transactions	14
Section 4.8 Finders or Brokers	14
Section 4.9 Access to Information; No Other Representations or Warranties; Disclaimer	14

ARTICLE V	COVENANTS AND AGREEMENTS	15

Section 5.1 Conduct of Business by the Partnership Parties	15
Section 5.2 Access to Information; Confidentiality	16
Section 5.3 No Solicitation	16
Section 5.4 Preparation of Proxy Statement and Schedule 13E-3; Partnership Meeting	19

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TABLE OF CONTENTS
(continued)

Section 5.5 Efforts; Notification	Page 20
Section 5.6 Publicity	21
Section 5.7 Indemnification and Insurance	21
Section 5.8 Unitholder Litigation	22
Section 5.9 Delisting	22
Section 5.10 Financing	22
Section 5.11 Section 16 Matters	24

ARTICLE VI	CONDITIONS TO THE MERGER	24

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger	24
Section 6.2 Conditions to Obligation of the Partnership Parties to Effect the Merger	24
Section 6.3 Conditions to Obligation of the Parent Parties to Effect the Merger	25
Section 6.4 Frustration of Conditions	26

ARTICLE VII	TERMINATION	26

Section 7.1 Termination or Abandonment	26
Section 7.2 Effect of Termination	27
Section 7.3 Expenses	27

ARTICLE VIII	MISCELLANEOUS	27

Section 8.1 Nonsurvival of Representations, Warranties and Agreements	27
Section 8.2 Amendments; Waivers	27
Section 8.3 Notices	28
Section 8.4 Interpretation; Construction; Severability	29
Section 8.5 Governing Law; Jurisdiction	29
Section 8.6 WAIVER OF JURY TRIAL	30
Section 8.7 Specific Performance	30
Section 8.8 Assignment: Binding Effect	30
Section 8.9 Counterparts; Effectiveness	31
Section 8.10 Entire Agreement; No Third-Party Beneficiaries	31
Section 8.11 No Recourse	31
Section 8.12 Certain Definitions	31

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The Exhibits and Schedules referenced in this Agreement and Plan of Merger have been omitted.  The Partnership will make available these materials for inspection and copying by any partner, or representative of a partner who is so designated in writing, at its executive offices during regular business hours.

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 27, 2012 (this “Agreement”), is entered into among NTS Merger Parent, LLC, a Delaware limited liability company (“Parent”), NTS Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), NTS Realty Capital, Inc., a Delaware corporation and the managing general partner of the Partnership (“Partnership Managing GP”), and NTS REALTY HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership (the “Partnership” and, together with the Partnership Managing GP, the “Partnership Parties”).

WITNESSETH:

WHEREAS, the parties intend that Merger Sub be merged with and into the Partnership, with the Partnership surviving that merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, a special committee of independent directors of the Partnership Managing GP’s Board of Directors (the “Special Committee”) unanimously has (a) determined that it is fair to and in the best interests of the Partnership and its Unitholders (other than the Unitholders of the Units included among the Remaining Interests) to enter into this Agreement and (b) recommended to the board of directors of Partnership Managing GP (the “Board of Directors”) that it approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, following the recommendation of the Special Committee, the Board of Directors unanimously has (a) determined that it is fair to and in the best interests of the Partnership and its Unitholders (other than the Unitholders of the Units included among the Remaining Interests) to enter into this Agreement and declared it advisable, (b) approved the execution, delivery and performance by the Partnership of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the Unitholders;

WHEREAS, the Purchasing Group beneficially and of record own the Units and general partner interests in the Partnership set forth on Section 2.1(b) of the Parent Disclosure Schedule, constituting approximately 61.7% of the issued and outstanding Units of the Partnership and all of the general partner interests in the Partnership;

WHEREAS, in connection with the execution and delivery of this Agreement by the parties hereto, each member of the Purchasing Group has entered into a Voting and Support Agreement, dated as of the date hereof (the “Support Agreement”), with the Partnership and Partnership Managing GP, in the form attached hereto as Exhibit A, pursuant to which the Purchasing Group has, among other things: (i) agreed that the Units and general partner in the Partnership beneficially owned by the Purchasing Group will not be converted into the right to receive the Merger Consideration and will remain outstanding as Units and the general partner interests of the Surviving Entity in the Merger, (ii) agreed to vote the Units of which they are the record and beneficial owners in favor of the approval of this Agreement and the Merger; and (iii)

agreed that, from and after the date of this Agreement until the Effective Time (or earlier termination of this Agreement), they shall not seek to terminate the existence of the Special Committee or materially change the Special Committee’s duties or authority or its current membership;

WHEREAS, the managers of each of Parent and Merger Sub have unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, the Partnership and Partnership Managing GP hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) and the Delaware Limited Liability Company Act (“DLLCA”), Merger Sub shall be merged with and into the Partnership, whereupon the separate existence of Merger Sub shall cease, and the Partnership shall continue as the surviving entity in the Merger (the “Surviving Entity”).

Section 1.2 Closing.  Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Partnership, 600 North Hurstbourne Parkway, Louisville, Kentucky at 9:00 a.m., local time, on the third Business Day following the day on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions) shall been satisfied or waived in accordance with this Agreement, or at such other time and place as the Parent Parties and the Partnership Parties shall agree (the “Closing Date”).

Section 1.3 Effective Time.  Subject to the terms and conditions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 17-211 of the DRULPA and Section 18-209 of the DLLCA.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by Parent and the Partnership Parties (acting through the Special Committee) in writing and specified in the Certificate of Merger in accordance with the DRULPA and the DLLCA (the time when the Merger becomes effective, the “Effective Time”).

Section 1.4 Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and DLLCA.

Section 1.5 Partnership Agreement of the Surviving Entity.  The Partnership Agreement, as in effect immediately prior to the Effective Time, shall remain the partnership agreement of the Surviving Entity and shall continue in effect until thereafter changed or amended in accordance with the provisions of the Partnership Agreement, this Agreement and applicable Law.

ARTICLE II

CONVERSION OF PARTNERSHIP INTERESTS; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Partnership Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of the Partnership, Merger Sub or the holders of any securities of the Partnership or Merger Sub:

(a) Conversion of Units.  Subject to Sections 2.1(b) and 2.1(d), each Unit issued and outstanding immediately prior to the Effective Time, other than the Remaining Interests, shall thereupon be converted automatically into and shall thereafter represent the right to receive $7.50 in cash without any interest thereon (the “Merger Consideration”).  Immediately prior to the Effective Time, each Unit deferred by any nonemployee member of the Board of Directors pursuant to the Partnership managing GP Directors Deferred Compensation Plan (the “Directors Plan”) shall be issued to such nonemployee member of the Board of Directors and shall thereupon be converted automatically into and shall thereafter represent the right to receive the Merger Consideration.  All Units that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the Unitholders of such Units immediately prior to the Effective Time (whether certificated or non-certificated and represented in book-entry form) shall cease to have any rights with respect to such Units other than the right to receive the Merger Consideration.

(b) Remaining Interests.  As of the Effective Time, the Units and general partner interests in the Partnership held by the Purchasing Group as set forth on Section 2.1(b) of the Parent Disclosure Schedule (collectively, the “Remaining Interests”) shall be unchanged and remain outstanding as Units or general partner interests in the Partnership, as applicable, and no consideration shall be delivered in respect thereof.  Immediately after the Effective Time, the Remaining Interests will constitute the only outstanding partnership interests of the Surviving Entity.

(c) Conversion of Merger Sub Limited Liability Company Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each membership interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a membership interest in Merger Sub immediately prior to the Effective Time shall cease to have any rights with respect thereto and no consideration shall be delivered in exchange therefor.

(d) Adjustments.  If between the date of this Agreement and the Effective Time, the outstanding Units, including securities convertible or exchangeable into or exercisable for Units, shall be changed into a different number of units or other securities by reason of any split, combination, merger, consolidation, reorganization, reclassification, recapitalization or other similar transaction, or any distribution payable in Units or other equity interests in the Partnership shall be declared thereon with a record date within such period, the Merger Consideration shall be appropriately adjusted to provide the Unitholders the same economic effect as contemplated by this Agreement prior to such event; provided that nothing herein shall be construed to permit the Partnership to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

Section 2.2 Exchange of Certificates.

(a) Paying Agent.  Prior to the mailing of the Proxy Statement (as defined herein), Parent shall appoint a U.S. bank or trust company approved by the Special Committee to act as paying agent (the “Paying Agent”) for the Unitholders (other than the Purchasing Group) in connection with the Merger and to receive and pay out the Merger Consideration to which such Unitholders shall become entitled pursuant to Section 2.1.  At or prior to the Effective Time, the Parent Parties shall deposit, or shall cause to be deposited, in trust with the Paying Agent, for the benefit of Unitholders (other than the Purchasing Group), cash in an amount sufficient to pay the aggregate Merger Consideration in exchange for all Units outstanding immediately prior to the Effective Time (other than the Units included among the Remaining Interests), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Units (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Units represented in book-entry form (“Book-Entry Units”) pursuant to the provisions of this Article II (such cash hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Units whose Units were converted into the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent or, in the case of Book-Entry Units, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such customary form and have such other provisions as Parent and the Partnership Parties (acting through the Special Committee) shall reasonably determine) and (B) instructions for use in surrendering Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units in exchange for the Merger Consideration.

(ii) Upon surrender of a Certificate (or an effective affidavit of loss in lieu thereof) or Book-Entry Units to the Paying Agent, accompanied by a properly completed Letter of Transmittal, the holder of such Certificate or Book-Entry Units shall be entitled to receive promptly after the Effective Time but in any event within ten (10) Business Days after such surrender a check in an amount equal to the product of (x) the number of Units represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units multiplied by (y) the Merger Consideration.  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Units on the Merger Consideration payable in respect of the Certificates or Book-Entry Units.  In the event of a transfer of ownership of Units that is not registered in the unit transfer register of the Partnership, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Units is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable unit transfer or other Taxes have been paid or are not applicable.

(iii) Parent, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any Unitholder such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment.  To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Unitholder in respect of which such deduction and withholding were made.

(c) Closing of Transfer Register.  At the Effective Time, the unit transfer register of the Partnership shall be closed, and there shall be no further registration of transfers on the unit transfer register of the Surviving Entity of Units (other than the Units included in the Remaining Interests) that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Units provided for in Section 2.1(a) are presented to the Surviving Entity or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to and subject to the requirements of this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former Unitholders for twelve months after the Effective Time shall be delivered to the Surviving Entity upon demand, and any former Unitholders who have not surrendered their Certificates or Book-Entry Units provided for in Section 2.1(a) in accordance with this Section 2.2 shall thereafter look only to the Surviving Entity for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates or Book-Entry Units.

(e) No Liability.  Notwithstanding anything herein to the contrary, none of Parent, Merger Sub, the Partnership Parties, the Surviving Entity, the Paying Agent or any other person shall be liable to any former Unitholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund.  The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such Exchange Fund shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable to Unitholders that are converted into the right to receive the Merger Consideration pursuant to Section 2.1.  Any interest and other income resulting from such investments shall be paid to the Surviving Entity pursuant to Section 2.2(d).

(g) Lost Certificates.  In the event that any Certificate representing Units provided for in Section 2.1(a) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Units represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES

Except as disclosed in the Partnership SEC Documents filed prior to the date of this Agreement (excluding any disclosures included in any risk factor section of such documents and any other disclosures in such documents to the extent that they are cautionary, predictive or forward-looking in nature) or (b) in a section of the disclosure schedule delivered concurrently herewith by the Partnership Parties to Parent (the “Partnership Disclosure Schedule”) corresponding to the applicable sections of this Article III to which such disclosure applies (provided, however, that any information set forth in one section of such Partnership Disclosure Schedule also shall be deemed to apply to each other section of this Agreement to which its relevance is reasonably apparent), the Partnership Parties hereby represent and warrant, jointly and severally, to the Parent Parties as follows:

Section 3.1 Qualification, Organization, Subsidiaries, Etc.

(a) Intentionally Omitted.

(b) Each Partnership Party is a legal entity validly existing and in good standing under the Laws of its respective jurisdiction of formation.  Each Partnership Party has all requisite limited partnership, limited liability company or corporate, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c) Each Partnership Party is duly registered or qualified to do business and is in good standing as a foreign limited partnership, limited liability company or corporation, as the case may be, in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such registration or qualification, except where the failure to be so registered, qualified or in good standing would not, individually or in the aggregate, have a Partnership Material Adverse Effect.  The organizational or governing documents of the

Partnership Parties, as previously made available to Parent, are in full force and effect.  None of the Partnership Parties is in violation of its organizational or governing documents.

Section 3.2 Capitalization.

(a) Partnership Managing GP and Partnership Non-Managing GP are general partners of the Partnership.  Partnership Managing GP is the sole managing general partner of the Partnership.  Partnership Managing GP and Partnership Non-Managing GP own all of the general partner interests in the Partnership and such general partner interests have been duly authorized and validly issued in accordance with applicable Laws and the Partnership Agreement.  Partnership Managing GP and Partnership Non-Managing GP own all of the general partner interests free and clear of any Encumbrances except pursuant to the organizational or governing documents of any of the Partnership Parties.

(b) As of the date of this Agreement, the Partnership has no equity interest issued and outstanding other than the following:

(i) 11,095,274 Units; and

(ii) the general partner interests of Partnership Managing GP and Partnership Non-Managing GP.

Each issued and outstanding Unit has been duly authorized and validly issued in accordance with applicable Laws and the Partnership Agreement, and is fully paid and non-assessable (except to the extent such nonassessability may be affected by Sections 17-607 and 17-804 of DRULPA).  Such Units were not issued in violation of any preemptive or similar rights or any other agreement or understanding binding on the Partnership.  As of the date of this Agreement, except for outstanding awards for Units issued pursuant to the Directors Plan or the Partnership Managing GP Officers Deferred Equity Bonus Plan, (A) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of the Partnership Parties to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the Partnership Parties; (B) there are no outstanding securities or obligations of any kind of any of the Partnership Parties that are convertible into or exercisable or exchangeable for any equity interest in any of the Partnership Parties or any other person, and none of the Partnership Parties has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (C) there are no outstanding any equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of any of the Partnership Parties; (D) there are no outstanding bonds, debentures or other evidences of indebtedness of any of the Partnership Parties having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the Unitholders on any matter; and (E) except as described in the organizational or governing documents of the Partnership Parties or the Support Agreement, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the Partnership Parties is a party or to the knowledge of the Partnership Parties by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Partnership Parties.

(c) All of the outstanding equity interests of each Subsidiary of the Partnership (i) have been duly authorized and validly issued in accordance with applicable Laws and its organizational or governing documents and are fully paid and nonassessable (except to the extent such nonassessability may be affected by applicable Laws) and (ii) are owned directly or indirectly by the Partnership free and clear of any Encumbrance except pursuant to the organizational or governing documents of any of the Parent Group Entities and for Permitted Encumbrances.

(d) All of the outstanding equity interests of each Partially Owned Entity of the Partnership have been duly authorized and validly issued in accordance with applicable Laws and its organizational or governing documents and are fully paid and nonassessable (except to the extent such nonassessability may be affected by applicable Laws).

(e) Except with respect to the ownership of any equity securities owned between or among the Partnership Group Entities, none of the Partnership Parties owns or will own at the Closing Date, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

Section 3.3 Authority, No Violation; Consents and Approvals.

(a) Each of the Partnership Parties has all requisite limited liability company or limited partnership power and authority to enter into this Agreement, to carry out its obligations hereunder and, subject to the receipt of the Unitholder Approvals and the governmental filings and other matters referred to in Section 3.3(e), to consummate the transactions contemplated hereby.  The execution, delivery and performance by each Partnership Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company or limited partnership action on the part of such Partnership Party, except for (i) the Unitholder Approvals of this Agreement and the Merger and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and no other vote or approval by any of (A) the Unitholders of the Partnership, (B) stockholders of Partnership Managing GP or (C) other corporate, limited liability company, partnership or other organizational votes, approvals or proceedings in respect of the Partnership Parties are necessary to consummate the transactions contemplated by this Agreement.

(b) This Agreement has been duly executed and delivered by each Partnership Party and, assuming the due authorization, execution and delivery hereof by the Parent Parties, constitutes a legal, valid and binding agreement of such Partnership Party, enforceable against such Partnership Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(c) Partnership Managing GP has approved this Agreement and the transactions contemplated by this Agreement and directed that this Agreement and the Merger be submitted to a vote of Unitholders as required under Section 17-211 of the DRULPA.  The Board of Directors, upon the unanimous recommendation of its Special Committee, at a meeting duly called and held, has, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Partnership and the Unitholders (excluding the Purchasing Group), (ii) approved the Merger and this Agreement and (iii) recommended that this Agreement and the Merger be approved by Unitholders (such recommendation, including the recommendation of the Special Committee, the “Recommendation”).

(d) Except for matters expressly contemplated by this Agreement and matters described in clauses (ii) and (iii) below that would not, individually or in the aggregate, have a Partnership Material Adverse Effect, neither the execution and delivery by the Partnership Parties of this Agreement, nor the consummation by the Partnership Parties of the transactions contemplated hereby and the performance by the Partnership Parties of this Agreement will (i) subject to obtaining the Unitholder Approvals, violate or conflict with any provision of the organizational or governing documents of the Partnership Parties or the Subsidiaries of the Partnership; (ii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract which any of the Partnership Parties or their respective Subsidiaries is a party or by or to which any of their properties are bound; (iii) result in the creation of an Encumbrance upon any of the assets of any of the Partnership Parties or the Subsidiaries of the Partnership; or (iv) subject to obtaining the Unitholder Approvals and the governmental filings and other matters referred to in Section 3.3(e), violate or conflict in any material respect with any material Law applicable to the Partnership Parties or their respective Subsidiaries.

(e) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any Governmental Entity is required by or with respect to the Partnership Parties or the Subsidiaries of the Partnership in connection with the execution and delivery of this Agreement by the Partnership Parties or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption by the Unitholders of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and a transaction statement on Schedule 13E-3 (as amended or supplemented from time to time, the “Schedule 13E-3”), and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Partnership or any of its Subsidiaries is qualified to do business, (iii) any filings with and approvals of the NYSE MKT and (iv) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made, individually or in the aggregate, would not (A) reasonably be expected to have a Partnership Material Adverse Effect or (B) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

Section 3.4 SEC Reports and Compliance.

(a) The Partnership has filed or furnished all forms, documents, statements and reports required to be filed or furnished prior to the date hereof by them with the SEC since January 1, 2012 (such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Partnership SEC Documents”).  As of their respective dates, or, if revised, amended, supplemented or superseded by a later-filed Partnership SEC Document, as of the date of the last such revision, amendment, supplement or superseding filing, the Partnership SEC Documents complied in all material respects, to the extent in effect at the time of such filing, with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Partnership SEC Documents.  None of the Partnership SEC Documents so filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Partnership included in or incorporated by reference into the Partnership SEC Documents (the “Partnership Financial Statements”) fairly present, in all material respects, the consolidated financial position of the Partnership and its Subsidiaries as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be specified therein or in the notes thereto).

Section 3.5 No Undisclosed Liabilities.  Neither the Partnership nor any of its Subsidiaries has any indebtedness or liability (whether absolute, accrued, contingent or otherwise) of any nature that is not accrued or reserved against in the Partnership Financial Statements filed prior to the execution of this Agreement or reflected in the notes thereto, other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice since December 31, 2011 or (b) liabilities of the Partnership or any of its Subsidiaries that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 3.6 Opinion of Financial Advisor.  The Special Committee has received the written opinion of Centerboard Securities, LLC, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the Unitholders (other than the Purchasing Group).

Section 3.7 State Takeover Laws.  No approvals are required under state takeover or similar laws in connection with the performance by the Partnership Parties or their Affiliates of their obligations under this Agreement, the Support Agreement, or the transactions contemplated hereby or thereby.

Section 3.8 Finders or Brokers.  Except for Centerboard Securities, LLC, none of the Partnership Parties (including through its respective board of directors (or similar governing body) or any committee thereof) has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 3.9 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article III and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, none of the Partnership Parties nor any other Person on behalf of the Partnership Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with this Agreement or the transactions contemplated by this Agreement.

(b) Except for the representations and warranties expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, none of the Partnership Parties has relied on any representation or warranty, express or implied, with respect to the Parent Parties or with respect to any other information provided or made available to the Partnership Parties in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as disclosed in a section of the disclosure schedule delivered concurrently herewith by Parent to the Partnership Parties immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) corresponding to the applicable sections of this Article IV to which such disclosure applies (provided, however, that any information set forth in one section of such Parent Disclosure Schedule also shall be deemed to apply to each other section of this Agreement to which its relevance is reasonably apparent), the Parent Parties hereby represent and warrant, jointly and severally, to the Partnership Parties as follows:

Section 4.1 Qualification: Organization.

(a) Each of the Parent Parties is a legal entity validly existing and in good standing under the Laws of its respective jurisdiction of formation.  Each of the Parent Parties has all requisite limited partnership, limited liability company or corporate, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of the Parent Parties is duly registered or qualified to do business and is in good standing as a foreign limited partnership, limited liability company or corporation, as the case may be, in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such registration or qualification, except where the failure to be so registered, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.  The organizational or governing documents of the Parent Parties, as previously made available to the Partnership Parties, are in full force and effect.  None of the Parent Parties is in violation of its organizational or governing documents.

Section 4.2 Authority; No Violation; Consents and Approvals.

(a) Each of the Parent Parties has all requisite limited liability company, limited partnership or corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by each Parent Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company, limited partnership or corporate action on the part of such Parent Party, and no other limited liability company, limited partnership or corporate proceedings on the part of a Parent Party are necessary to consummate the transactions contemplated by this Agreement.

(b) This Agreement has been duly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery hereof by the Partnership Parties, constitutes a legal, valid and binding agreement of such Parent Party, enforceable against such Parent Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Except for matters expressly contemplated by this Agreement and matters described in clauses (ii) and (iii) below that would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither the execution and delivery by the Parent Parties of this Agreement, nor the consummation by the Parent Parties of the transactions contemplated hereby and the performance by the Parent Parties of this Agreement will (i) violate or conflict with any provision of the organizational or governing documents of the Parent Parties; (ii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which any of the Parent Parties is a party or by or to which any of their properties are bound; (iii) result in the creation of an Encumbrance upon any of the assets of any of the Parent Parties; or (iv) violate or conflict in any material respect with any material Law applicable to the Parent Parties.

(d) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any Governmental Entity is required by or with respect to the Parent Parties in connection with the execution and delivery of this Agreement by the Parent Parties or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (i) the filing with the SEC of (A) the Proxy Statement and the Schedule 13E-3, and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Partnership or any of its subsidiaries is qualified to do business, (iii) any filings with and approvals of the NYSE MKT and (iv) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made, individually or in the aggregate, would not (A) reasonably be expected to have a Parent Material Adverse Effect or (B) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

Section 4.3 Financing.  Attached hereto as Exhibit B are true, complete and correct copies, as of the date of this Agreement, of (i) an executed commitment letter, dated as of December 21, 2012 (the “Commitment Letter”), among the members of Parent and Quince Associates, Limited Partnership (the “Financing Source”) pursuant to which the Financing Source has agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Financing”).  The Commitment Letter is in full force and effect as of the date of this Agreement, and is the legal, valid and binding obligations of the parties thereto. As of the date hereof, no amendment or modification of the Commitment Letter has been made and the respective commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect.  As of the date hereof, there are no side letters or other agreements to which the Parent Parties or their respective Affiliates are a party relating to the funding of the Financing other than the Commitment Letter and any customary fee letters or engagement letters that do not impact the conditionality or amount of the Financing.  The Parent Parties or their respective Affiliates have fully paid any and all commitment fees or other fees in connection with the Commitment Letter and/or the Financing that are due and payable on or prior to the date hereof. As of the date of this Agreement, assuming the accuracy in all material respects of the representations and warranties set forth in Article III, the Parent Parties have no reason to believe that they or their respective Affiliates will be unable to satisfy the Commitment Letter in accordance with its terms and conditions on or prior to the Closing Date.  There are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in or contemplated by the Commitment Letter.  The Financing will provide the Partnership with sufficient funds to fund the aggregate Merger Consideration and other payments required to be made by the Surviving Entity at the Closing in connection with the transactions contemplated by this Agreement.  Notwithstanding anything in this Agreement to the contrary, the Commitment Letter may be superseded at the option of the Parent Parties after the date of this Agreement but prior to the Effective Time by a New Commitment Letter in accordance with Section 5.10.  In such event, the term “Commitment Letter” as used in this Agreement shall be deemed to include a New Commitment Letter to the extent then in effect, the term Financing shall include the amounts set forth in any New Commitment Letter and the term Financing Source shall include the lender executing any New Commitment Letter.

Section 4.4 Solvency.  As of the Effective Time and immediately after the consummation of the Merger, that Parent Parties and each of their Affiliates, including the Partnership, shall be solvent.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of the Parent Parties and each of their Affiliates, including the Partnership. In connection with the transactions contemplated hereby, the Parent Parties and their Affiliates have not incurred, nor plan to incur, debts beyond its ability to pay as they become absolute and matured.  As of the Effective Time and immediately after the consummation of the Merger, the remaining capital of the Parent Parties and their Affiliates will be a reasonable amount for the business in which they are engaged.

Section 4.5 Ownership and Operations of Merger Sub.  As of the date of this Agreement, all of the issued and outstanding equity interests of Merger Sub are, and at the Effective Time will be, owned by Parent, and such equity interests of Merger Sub have been duly authorized and validly issued in accordance with applicable Laws and the limited liability company agreement of Merger Sub and are fully paid and nonassessable (except to the extent such nonassessability may be affected by Sections 18-607 and 18-804 of DLLCA).  Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

Section 4.6 Certain Arrangements. As of the date of this Agreement and except as contemplated by this Agreement, there are no contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) (i) between the Parent Parties or any of their respective Affiliates, on the one hand, and any member of the Partnership Parties’ management or directors, on the other hand, as of the date hereof that relate in any way to the Partnership Parties’ or the Merger or (ii) between the Parent Parties or any of their respective Affiliates, on the one hand, and any other Person, on the other hand, pursuant to which any Unitholder of the Partnership would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any Unitholder of the Partnership agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Alternative Proposal.

Section 4.7 No Third Party Transaction. Neither the Parent Parties nor any of the respective Affiliates have entered into any agreement, arrangement or understanding with any third party concerning the possible sale of the Surviving Entity, equity interests in the Surviving Entity or all or substantially all the assets of the Surviving Entity to a third party after the Merger has been consummated.

Section 4.8 Finders or Brokers.  None of the Parent Parties has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 4.9 Access to Information; No Other Representations or Warranties; Disclaimer.

(a) Each of Parent and Merger Sub has conducted its own investigations of the Partnership Group Entities and acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Partnership Group Entities for such purpose.

(b) Except for the representations and warranties contained in this Article IV and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, none of the Parent Parties nor any other Person on behalf of the Parent Parties makes any other representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement.

(c) Except for the representations and warranties expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby, neither Parent nor Merger Sub has relied on any representation or warranty, express or implied, with respect to the Partnership Group Entities or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.  None of the Partnership Group Entities nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or use by Parent or Merger Sub of any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Partnership Parties.

(a) From the date of this Agreement to the Effective Time, and except (i) as required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld) or (iii) as expressly provided for and permitted by this Agreement, the Partnership Parties shall (A) conduct the business of such Partnership Parties in the ordinary course consistent with past practice and (B) use their commercially reasonable efforts to maintain and preserve intact the present business organizations and material rights and business relationship of such Partnership Parties; provided, however, that any action taken or omitted to be taken by an officer of a Partnership Party at the direction of any of the Parent Parties or any member of the Purchaser Group that would otherwise constitute a breach of this Section 5.1 shall not constitute such a breach.

(b) Without limiting the generality of Section 5.1(a), the Partnership Parties agree that, except (i) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) or (ii) as expressly provided for and permitted by this Agreement, from the date of this Agreement to the Effective Time, the Partnership Parties will not:

(i) make any change in any of their organizational or governing documents;

(ii) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of their equity securities or securities convertible into their equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating any of them to issue any such equity securities;

(iii) except for any distributions from the Subsidiaries of the Partnership to Partnership and the Partnership’s ordinary course quarterly distributions to Unitholders, declare, set aside or pay any distributions in respect of the Units or other ownership interests, or split, combine or reclassify the Units or other ownership interests or issue or authorize the issuance of any other ownership interests in respect of, in lieu of or in substitution for any of the Units or other ownership interests, or purchase, redeem or otherwise acquire, directly or indirectly, any of the Units;

(iv) engage in any borrowing transaction or incur any indebtedness for borrowed money or guarantee any such indebtedness or any loans, advances or capital contributions to, or investments in, any Person other than in connection with (A) borrowings in the ordinary course of business consistent with past practice, (B) the refinancing or replacement of existing indebtedness, (C) transactions with the Subsidiaries of the Partnership, and (D) the Financing;

(v) sell, assign, transfer, encumber (other than Permitted Encumbrances) or otherwise dispose of (A) any limited liability company, partnership or other equity interests of any Subsidiary or Partially Owned Entity of the Partnership Parties or (B) any of the properties or assets of the Partnership or the Subsidiaries of the Partnership;

(vi) make any material modifications to any employee benefit plans, employment or compensation arrangements, except as required by applicable Law; or

(vii) agree or commit to do any of the foregoing.

Section 5.2 Access to Information; Confidentiality.  From the date hereof until the Effective Time, upon reasonable notice and subject to the requirements of applicable Laws, the Partnership Parties shall (a) provide to the Parent Parties and their respective counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Partnership Parties and the Subsidiaries of the Partnership and (b) furnish to the Parent Parties and their respective counsel, financial advisors, auditors and other authorized representatives (i) such financial and operating data and other information as such persons may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws.  Notwithstanding the foregoing provisions of this Section 5.2, the Partnership Parties shall not be required to, or be required to cause any of the Subsidiaries of the Partnership to, grant access or furnish information to Parent or any of its representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or an existing contract or agreement.  Parent shall hold, and shall cause its counsel, financial advisors, auditors and representatives to hold, any material or competitively sensitive non-public information concerning a Partnership Party received from a Partnership Party confidential.  Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Partnership Parties and the Subsidiaries of the Partnership.  No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Partnership Parties in Article III or any condition set forth in Article VI.

Section 5.3 No Solicitation.

(a) The Partnership Parties agree that, except as expressly permitted by this Section 5.3, from and after that date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Partnership Parties shall not, and shall cause their officers, directors, employees, agents and representatives (“Representatives”) not to, directly or indirectly,

(i) initiate, solicit, encourage or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal;

(ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to, the Partnership Group Entities, in connection with, or have any discussions with any person relating to, an Alternative Proposal, or otherwise encourage or facilitate any effort or attempt to make or implement an Alternative Proposal, in each case, other than with the Parent Parties;

(iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal; or

(iv) resolve to propose or agree to do any of the foregoing.

(b) The Partnership Parties agree that they shall immediately, and shall instruct their Representatives to immediately, cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties (other than the Parent Parties) conducted heretofore with respect to any Alternative Proposal.  The Partnership Parties shall promptly request that each Person who has executed a confidentiality agreement with a Partnership Party in connection with that Person’s consideration of a transaction involving the Partnership or any of its Subsidiaries that would constitute an Alternative Proposal return or destroy all non-public information furnished to that Person by or on behalf of the Partnership or any of its Subsidiaries.

(c) Notwithstanding anything to the contrary in Section 5.3(a), prior to the receipt of the Unitholder Approvals, the Partnership Parties may, in response to an unsolicited Alternative Proposal which did not result from or arise in connection with a breach of this Section 5.3 and which the Special Committee determines, in good faith, after consultation with its outside counsel and financial advisors, constitutes or could reasonably be expected to result in a Superior Proposal, (i) furnish information with respect to the Partnership Group Entities to the person making such Alternative Proposal and its representatives pursuant to a confidentiality agreement (each in a form approved by the Special Committee; provided that such agreement shall not prohibit the Partnership Parties from complying with the terms of this Section 5.3) and (ii) participate in discussions or negotiations with such person and its representatives regarding such Alternative Proposal; provided, however, that the Partnership Parties shall simultaneously provide or make available to Parent a copy of such Alternative Proposal and any non-public information concerning the Partnership Group Entities that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent.

(d) The Partnership Parties shall promptly advise Parent of the receipt by either of them of (i) any Alternative Proposal or (ii) any request for non-public information relating to the Partnership Group Entities, including in each case the identity of the person making any such Alternative Proposal or request and the material terms and conditions of any such Alternative Proposal or request.  The Partnership Parties shall keep Parent reasonably informed on a current basis of the status (including any material change to the terms thereof) of any such Alternative

Proposal or request.  For purposes of the foregoing, an Alternative Proposal or inquiry will be deemed to be received by the Partnership Parties upon the Special Committee’s receipt of notice of the same.

(e) Except as permitted by Section 5.3(f) or Section 5.3(g), neither the Board of Directors nor the Special Committee shall (i) withdraw, modify or qualify in a manner adverse to Parent, or resolve to or publicly propose to withdraw, modify or qualify in a manner adverse to Parent, the Recommendation or (ii) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Alternative Proposal or enter into a definitive agreement with respect to an Alternative Proposal (any of the actions set forth in the foregoing clause (i) or clause (ii), whether taken by the Board of Directors or any committee thereof, a “Change in Recommendation”).

(f) Notwithstanding anything to the contrary set forth in this Agreement, prior to receipt of the Unitholder Approvals, the Board of Directors or the Special Committee may, in response to a Superior Proposal or Intervening Event, effect a Change in Recommendation, if (i) the Board of Directors or the Special Committee determines in good faith, after consultation with its respective outside counsel and financial advisors, that a Change in Recommendation would be in the best interests of the Unitholders (other than the Unitholders of the Units included among the Remaining Interests) and (ii) the Board of Directors or the Special Committee, as applicable, provides Parent with at least five (5) Business Days’ advance written notice of its intention to make a Change in Recommendation and specifying the material events giving rise thereto.

(g) Nothing contained in this Agreement shall prohibit the Partnership Parties, the Board of Directors or the Special Committee from complying with the Exchange Act, including disclosing to the Unitholders of the Partnership a position contemplated by Rules 14d-9 and 14e-2(a) promulgated thereunder.

(h) Intentionally Omitted.

(i) As used in this Agreement:

(i) “Alternative Proposal” shall mean any inquiry, proposal or offer from any Person or group of Persons other than the Parent Parties relating to, or that could reasonably be expected to lead to, in one transaction or a series of related transactions, (i) a merger, tender or exchange offer, consolidation, reorganization, reclassification, recapitalization, liquidation or dissolution, or other business combination involving any Partnership Group Entity, (ii) the issuance by the Partnership of (A) any general partner interest or (B) any class of equity interest in the Partnership constituting more than 30% of such class of equity interest in the Partnership or (iii) the acquisition in any manner, directly or indirectly, of (A) any general partner interest of the Partnership, (B) any class of equity interest in the Partnership constituting more than 30% of such class of equity interest in the Partnership or (C) more than 30% of the consolidated total assets of the Partnership Group Entities (including equity interests in any Subsidiary or Partially Owned Entity of the Partnership), in each case other than the Merger.

(ii) “Intervening Event” means a material event, change, development, effect, fact, circumstance or occurrence that was not known or reasonably foreseeable to the Board of

Directors or the Special Committee as of the date of this Agreement, which becomes known prior to the Unitholder Approvals.

(iii) “Superior Proposal” shall mean any written Alternative Proposal (i) on terms which the Special Committee determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable to the Unitholders (other than the Purchasing Group) than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement (including any proposal or offer by the Parent Parties to amend the terms of this Agreement and the Merger) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that for purposes of the definition of Superior Proposal, all references to 30% in the definition of Alternative Proposal shall be  replaced with references to 66%.

Section 5.4 Preparation of Proxy Statement and Schedule 13E-3; Partnership Meeting.

(a) In cooperation with and subject to the review of the Special Committee, promptly following the date of this Agreement, the Partnership Parties shall prepare and file with the SEC the Proxy Statement, and the Partnership Parties and Parent shall prepare and file with the SEC the Schedule 13E-3.  The Partnership Parties and Parent shall cooperate with each other in connection with the preparation of the foregoing documents.  The Partnership Parties will use their commercially reasonable efforts to have the Proxy Statement, and the Partnership Parties and Parent will use their commercially reasonable efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing.  The Partnership Parties will use their commercially reasonable efforts to cause the Proxy Statement to be mailed to the Unitholders of the Partnership as promptly as practicable after the Proxy Statement is cleared by the SEC.  The Partnership Parties shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement or Schedule 13E-3.  The Partnership Parties shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) and the Partnership Parties and Parent shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the Partnership Parties and Parent will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto.  Partnership counsel shall, at the instruction of the Partnership Parties, prepare and file with the SEC the Schedule 13E-3, Proxy Statement and all other documents required to be filed in connection therewith.

(b) Each of the Partnership Parties and the Parent Parties agrees that none of the information supplied or to be supplied by such party or its Affiliates for inclusion or incorporation by reference (i) in the Proxy Statement will at the time of the mailing of the Proxy Statement to the Unitholders, at the time of the Partnership Meeting (as such Proxy Statement shall have been amended or supplemented prior to the date of the Partnership Meeting), and at the time of any amendments thereof or supplements thereto, and (ii) in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The Partnership Parties (acting in cooperation with the Special Committee) shall (i) take all action necessary in accordance with applicable Laws and the Partnership Agreement to duly call, give notice of, convene and hold a meeting of the Unitholders of the Partnership as promptly as reasonably practicable following the clearance of the Proxy Statement and Schedule 13e-3 by the SEC for the purpose of obtaining the Unitholder Approvals of the Merger and this Agreement (such meeting or any adjournment or postponement thereof, the “Partnership Meeting”), and (ii) include in the Proxy Statement the Recommendation.

Section 5.5 Efforts; Notification.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use their commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) if required, the making of all necessary filings and thereafter make any other required submissions with respect to this Agreement and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a, as amended (the “HSR Act”), (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (v) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b) The Partnership Parties and Parent Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Partnership Parties and Parent Parties shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Schedule 13E-3) in connection with the transactions contemplated by this Agreement.

(c) The Partnership Parties shall give prompt notice to Parent and Purchaser, and Parent and Purchaser shall give prompt notice to the Partnership Parties, of (i) the receipt of any notice or other communication in writing from any person alleging that the consent or approval of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) the receipt of any notice or other communication from any Governmental Entity or the NYSE MKT (or any other securities market) in connection with the transactions contemplated by this Agreement; or (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would be reasonably likely to cause or result in any of the conditions set forth in Article VII not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or limit the remedies available to the party receiving such notice.

Section 5.6 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Partnership Parties (acting through the Special Committee). Thereafter, so long as this Agreement is in effect, none of the Partnership Parties or Parent Parties, nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other parties, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.7 Indemnification and Insurance.

(a) The partnership agreement of the Surviving Entity shall, with respect to indemnification of directors and officers, not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the Persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Partnership Agreement in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement).

(b) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the Indemnified Parties as provided in the Partnership Agreement, under applicable Delaware law, or otherwise, shall continue in full force and effect in accordance with their terms after the Effective Time.

(c) For a period of six years after the Effective Time, Parent and Partnership Managing GP shall, and Parent and Partnership Managing GP shall cause the Surviving Entity (and its successors or assigns) to, maintain officers’ and directors’ liability insurance covering each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of any of the Partnership Group Entities and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of any of the Partnership Group Entities as a director, officer, trustee or fiduciary of another Person (collectively, the “Indemnified Parties”) who are or at any time prior to the Effective Time were covered by the existing officers’ and directors’ liability insurance applicable to the Partnership Group Entities (“D&O Insurance”) on terms substantially no less advantageous to the Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time).  Parent and the Partnership Managing GP shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.7(c).

(d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the governing documents of any Partnership Group Entity, under applicable Delaware Law, under any applicable agreements, by contract or otherwise.  The provisions of this Section 5.7 shall survive the consummation of the Merger and expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties.

(e) In the event Parent, Partnership Managing GP or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Parent or Partnership Managing GP, as the case may be, shall cause proper provision to be made so that its successors or assigns shall assume the obligations set forth in this Section 5.7.

Section 5.8 Unitholder Litigation.  The Partnership Parties shall give Parent the opportunity to participate in the defense or settlement of any litigation arising out of or related to the transactions contemplated by this Agreement against any of the Partnership Parties and/or their respective directors relating to the Merger or any other transactions contemplated hereby and no such settlement shall in any event be agreed to without Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.9 Delisting. The Partnership and Parent shall cooperate and use reasonable best efforts to cause the delisting of the Units from the NYSE MKT and the deregistration of such shares as promptly as practicable following the Effective Time in compliance with applicable Law.

Section 5.10 Financing.

(a) The Parent Parties, on behalf of themselves and their members, shall use their respective reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) obtain the Financing pursuant to a definitive agreement in accordance with the terms and conditions described in the Commitment Letter (or on other terms that would not adversely impact the ability of the Parent Parties to consummate timely the transactions contemplated by this Agreement), (iii) satisfy prior to the Closing all conditions precedent applicable to the Parent Parties in such definitive agreements, (iv) consummate the Financing at or prior to the Closing and (v) enforce the rights of the members of the Parent under the Commitment Letter and cause the Financing Source to fund the Financing at or prior to Closing in accordance with the terms of the Commitment Letter, including by commencing a litigation proceeding against any breaching Financing Source in which the Parent Parties will use their reasonable best efforts to compel such breaching Financing Source to provide its portion of such Financing as required.

(b) Without limiting the generality of Section 5.10(a), the Parent Parties shall give the Partnership (through the Special Committee) prompt written notice of (i) the Parent Parties becoming aware of any material breach by any party to the Commitment Letter, (ii) the receipt of any written notice or other written communication from any Financing Source with respect to any termination or repudiation by any party to the Commitment Letter, (iii) the Parent Parties becoming aware of any material dispute or disagreement between or among any parties to any Commitment Letter that would reasonably result in a material breach under the Commitment Letter, (iv) the Parent Parties believing in good faith for any reason that they will not be able to obtain all or any portion of the Financing on the terms and conditions contemplated by the Commitment Letter and (v) any amendment, modification or replacement of the Commitment Letter (along with copies thereof).  As soon as reasonably practicable, but in any event within three (3) days of the date the Partnership (through the Special Committee) delivers to the Parent Parties a written request, the Parent Parties shall provide any information reasonably requested by the Partnership (acting through the Special Committee) relating to the circumstances in the foregoing sentence.

(c) In connection with its obligations under this Section 5.10, the Parent Parties shall be permitted to amend, modify or replace the Commitment Letter with a new Commitment Letter (the “New Commitment Letter”), provided that the Parent Parties shall not permit any replacement of, or amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter that (i) (x) reduces the aggregate amount of the Financing to be funded at Closing which has not otherwise been replaced by another binding financing source reasonably acceptable to the Partnership (acting through the Special Committee) or (y) imposes new or additional material conditions precedent to funding or otherwise expands, materially amends or modifies the then existing conditions precedent to funding the Financing at or prior to the Closing, in each case in a manner that would reasonably be expected to (i) prevent, hinder or delay the Closing or (ii) adversely impact the ability of the Parent Parties to enforce their rights against the other parties to the Commitment Letter.  The Parent Parties shall not release or consent to the termination of the obligations of the Financing Source under the Commitment Letter.

(d) Other than as permitted in clauses (a)-(c) above, in the event that the Parent Parties become aware that any material portion of the Financing is reasonably likely not to be available at Closing under the Commitment Letter, the Parent Parties shall (i) promptly notify in writing the Partnership (through the Special Committee) of such circumstances and the reasons therefor and (ii) use their respective reasonable best efforts to obtain alternative financing from alternative financial institutions reasonably acceptable to the Partnership (acting through the Special Committee) in an amount sufficient to consummate the transactions contemplated by this Agreement upon conditions not less favorable to the Partnership’s interests than the existing Commitment Letter as promptly as practicable following the occurrence of such event (and in any event no later than the Closing Date).  The Parent Parties shall furnish the Partnership (through the Special Committee) with complete, correct and executed copies of any material definitive agreements with respect to the Financing (including any agreement related to a New Commitment Letter) promptly upon their execution and shall keep the Partnership reasonably informed of the status of its efforts to arrange and consummate the Financing.

(e) The Partnership Parties shall, and shall cause the Subsidiaries of the Partnership to, at the Parent Parties’ sole expense (with respect to out-of-pocket expenses), reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by the Parent Parties.  Such cooperation by the Partnership Parties and its subsidiaries shall include, at the reasonable request of the Parent Parties, (i) executing and delivering all necessary documents and certificates and (ii) taking all actions, subject to the occurrence of the Closing, to permit consummation of the Financing and the direct borrowing or incurrence of all proceeds of the Financing by the Surviving Entity immediately upon the Effective Time.

Section 5.11 Section 16 Matters.  Prior to the Effective Time, the Partnership Parties shall take such steps, to the extent required and permitted, to cause the transactions contemplated by this Agreement, including any dispositions of equity securities (including derivative securities) of the Partnership by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of each of the following conditions:

(a) the Unitholder Approvals of this Agreement and the Merger shall have been obtained;

(b) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition enacted or promulgated by any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Merger shall be in effect; and

(c) any waiting period under the HSR Act applicable to the consummation of the Merger shall have expired or been earlier terminated.

Section 6.2 Conditions to Obligation of the Partnership Parties to Effect the Merger.  The obligations of the Partnership Parties to effect the Merger are further subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any one or more of which may be waived in whole or in part by the Partnership Parties (acting through the Special Committee):

(a) (i) the representations and warranties of the Parent Parties contained in Section 4.1(a) (Qualification; Organization) and Section 4.2 (Authority; No Violation; Consents and Approvals) shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Parent Parties set forth in this Agreement (other than those referenced in clause (i) of this paragraph) shall be true and correct in all respects (disregarding any materiality or Parent Material Adverse Effect qualifiers therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where any failures of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period;

(b) the Parent Parties shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them that are qualified by materiality or Parent Material Adverse Effect and shall have in all material respects performed all other obligations and complied with all other covenants required by this Agreement to be performed or complied with by them; and

(c) Parent shall have delivered to the Partnership Parties a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of the Parent Parties to Effect the Merger.  The obligations of the Parent Parties to effect the Merger are further subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any one or more of which may be waived in whole or in part by the Parent Parties:

(a) (i) the representations and warranties of the Partnership Parties contained in Section 3.1(b) (Qualification, Organization, Subsidiaries, Etc.), Section 3.2 (Capitalization) and Section 3.3 (Authority; No Violation; Consents and Approvals) shall be true and correct in all respects, except, in the case of Section 3.2, for such inaccuracies as are de minimis in the aggregate, in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Partnership Parties set forth in this Agreement (other than those referenced in clause (i) of this paragraph) shall be true and correct in all respects (disregarding any materiality or Partnership Material Adverse Effect qualifiers therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where any failures of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Partnership Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) of this paragraph, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period; provided, further, that the representations and warranties referenced in clauses (i) and (ii) shall not be deemed to be inaccurate to the extent that the Parent Parties, J.D. Nichols or Brian Lavin had knowledge of such inaccuracy;

(b) the Partnership Parties shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them that are qualified by materiality or Partnership Material Adverse Effect and shall have in all material respects performed all other obligations and complied with all other covenants required by this Agreement to be performed or complied with by them;

(c) the Partnership Parties shall have delivered to the Parent Parties a certificate, dated the Effective Time and signed by an executive officer of the Partnership Managing GP, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied; and

(d) The Parent Parties shall have received the funding from the Financing, which is sufficient to fund the aggregate Merger Consideration and other payments required to be made by the Surviving Entity at the Effective Time in connection with the transactions contemplated hereby, including the payment of Expenses pursuant to Section 7.3.

Section 6.4 Frustration of Conditions.  No party may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.5.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the Unitholders of the Partnership:

(a) by the mutual written consent of the Partnership Parties (acting through the Special Committee) and the Parent Parties;

(b) by either the Partnership Parties (acting through the Special Committee) or the Parent Parties, if:

(i) the Effective Time shall not have occurred on or before September 30, 2013 (the “Outside Date”), unless the failure of the Closing to occur by the Outside Date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(ii) an injunction, other legal restraint or order of any Governmental Entity shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied in all material respects with its obligations in Section 5.5; or

(iii) the Partnership Meeting shall have concluded and, upon a vote taken at such meeting, the Unitholder Approvals of this Agreement or the Merger shall not have been obtained; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available (A) to the Partnership Parties if any Partnership Party materially breached any obligations under Section 5.3 or 5.4 or (B) to the Parent Parties if the Purchasing Group materially breached any of their obligations under the Support Agreement;

(c) by the Partnership Parties (acting through the Special Committee), if:

(i) Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform, either individually or in the aggregate with other breaches by the Parent Parties, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2, and which is not curable or, if curable, is not cured by the earlier of (A) the Outside Date and (B) 30 days following written notice of such breach or failure to perform to the

Parent Parties; provided that the right to terminate this Agreement pursuant to this paragraph shall not be available to the Partnership Parties if, at such time, a condition set forth in Section 6.3 is not capable of being satisfied; or

(ii) a Change in Recommendation shall have occurred.

(d) by the Parent Parties, if:

(i) any Partnership Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform, either individually or in the aggregate with other breaches by the Partnership Parties, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.3, and which is not curable or, if curable, is not cured by the earlier of (A) the Outside Date and (B) 30 days following written notice of such breach or failure to perform to the Partnership Parties; provided that the right to terminate this Agreement pursuant to this paragraph shall not be available to the Parent Parties if, at such time, a condition set forth in Section 6.2 is not capable of being satisfied; or

(ii) a Change in Recommendation shall have occurred.

Section 7.2 Effect of Termination.  In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate and become null and void (except for the provisions of Sections 7.2 and 7.3 and Article VIII), and there shall be no liability on the part of the Partnership Parties or the Parent Parties to the other except as provided in Section 7.3 and Article VIII, except that no such termination shall relieve any party from liability arising out of any knowing, willful or intentional breach of any provision of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Expenses.  Except as provided in this Section 7.3 and except for (i) the expenses in connection with printing and mailing the Proxy Statement and (ii) all fees relating to SEC filings required by the transactions contemplated herein (which fees and expenses shall be borne, in each case, equally by the Partnership Parties and the Parent Parties), all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 5.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.2 Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Partnership Parties (acting through the Special Committee) and the Parent Parties, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Unitholder Approvals, if any such amendment or waiver shall by the Partnership Agreement, applicable Law or in accordance with the rules and regulations of the NYSE MKT require further approval of the Unitholders of the Partnership, the effectiveness of such amendment or waiver shall be subject to the approval of the Unitholders of the Partnership.  Notwithstanding the foregoing, no failure or delay by the Partnership Parties or the Parent Parties in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.3 Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile or electronic transmission (with confirmation by telephone or return facsimile or electronic transmission), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified by like notice):

To Parent or Merger Sub:

NTS Realty Capital, Inc.
600 North Hurstbourne Parkway, Suite 300
Louisville, Kentucky 40222
Attention: Brian F. Lavin
Facsimile: (502) 426-4994
Email:  blavin@ntsdevco.com

with copies to:

Fore, Miller & Schwartz
200 South Fifth Street, Suite 700 North
Louisville, KY 40202
Attention: Stephen H. Miller
Facsimile: (502) 589-1637
Email:  smiller@stephenhmiller.com

To Partnership Managing GP, Partnership or Special Committee:

NTS Realty Capital, Inc.
600 North Hurstbourne Parkway, Suite 300
Louisville, Kentucky 40222
Attention:  Mark D. Anderson
Email:  mark@andersonrealestcap.com

with copies to:

Stites & Harbison PLLC
400 West Market Street, Suite 1800
Louisville, KY 40202

Attention:  C. Craig Bradley, Jr.
Email:  cbradley@stites.com
Facsimile:  (502) 587-6391

and

Shefsky & Froelich
111 East Wacker Drive, Suite 2800
Chicago, IL 60601
Attention:  Cezar M. Froelich
Facsimile: (312) 527-9897
Email:  cfroelich@shefskylaw.com

Section 8.4 Interpretation; Construction; Severability.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” shall be deemed to mean “and/or.”  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement.

(b) The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.  If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

Section 8.5 Governing Law; Jurisdiction.  This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware.  Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.6 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7 Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In connection with any request for specific performance or equitable relief by any party hereto, each of the other parties waive any requirement for the security or posting of any bond in connection with such remedy.

Section 8.8 Assignment: Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the schedules, documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 5.7 and except for the rights of Unitholders whose Units are converted into the right to receive the Merger Consideration pursuant to Section 2.1 to receive such Merger Consideration after the Effective Time, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.11 No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.12 Certain Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein:

(a) “Affiliates” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, for purposes of this Agreement (a) each of the Parent Parties and their respective members and managers and their Affiliates shall not be deemed to be an Affiliate of the Partnership or any of the Subsidiaries of Partnership, and (b) none of the Partnership or any of the Subsidiaries of Partnership shall be deemed to be an Affiliate of the Parent Parties.  In addition, for purposes of this Agreement, each member of the the Purchasing Group shall be treated as an Affiliate of the Parent Parties.

(b) “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.

(c) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

(d) “Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

(e) “Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, which has jurisdiction or authority with respect to the applicable party.

(f) “Knowledge” or “knowledge” means (i) with respect to Parent, the knowledge of the individuals listed on Section 8.12(f)(i) of the Parent Disclosure Schedule and (ii) with respect to the Partnership Parties, the knowledge of the individuals listed on Section 8.12(f)(ii) of the Partnership Disclosure Schedule.

(g) “Law” or “Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE MKT).

(h) “Limited Partner” has the meaning set forth in the Partnership Agreement.

(i) “Orders” or “orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(j) “organizational or governing documents” means, for a corporation, the certificate of incorporation (or similarly-titled document of equivalent effect) and bylaws; for a partnership, the certificate of limited partnership (or similarly-titled document of equivalent effect) and partnership agreement; for a limited liability company, the certificate of formation (or similarly-titled document of equivalent effect) and limited liability company agreement; and for other business entities, certificates and documents of equivalent effect.

(k) “Parent Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, prevents or materially delays or materially impairs or would be reasonably likely to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby (other than the inability of Parent to obtain the Funding).

(l) “Partially Owned Entity” means, with respect to a specified person, any other person that is not a Subsidiary of such specified person but in which such specified person, directly or indirectly, owns less than 100% of the equity interests thereof (whether voting or non-voting and including beneficial interests).

(m) “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 29, 2005, as amended from time to time.

(n) “Partnership Group Entities” means the Partnership Parties and each direct or indirect Subsidiary and Partially Owned Entity of the Partnership.

(o) “Partnership Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on (i) the business, condition (financial or otherwise) or results of operations of the Partnership Parties and the Subsidiaries of the Partnership, taken as a whole, or (ii) the ability of the Partnership Parties to perform their obligations hereunder or to consummate the Merger and the other transactions contemplated hereby; provided, however, that a Partnership Material Adverse Effect shall not include (A) facts, circumstances, events, changes, effects or occurrences (I) generally affecting the industries in which the Partnership Parties operate, (II) generally affecting the economy or the financial or securities markets in the United States or globally (including interest rates), (III) generally affecting regulatory or political conditions in the United States, (IV) caused by compliance with the terms of this Agreement (including omissions required by this Agreement), (V) caused by the announcement or pendency of the Merger (including litigation brought by any Unitholders of the Partnership (on their own behalf or on behalf of the Partnership) or (VI) caused by any action taken or omitted to be taken by an officer of a Partnership Party at the direction of any of the Parent Parties or any member of the Purchaser Group (except, with respect to each of J.D. Nichols and Brian Lavin, (1) in his capacity as part of, (2) in accordance with authority delegated to him by, or (3) as otherwise authorized by, the Board of Directors or any committee thereof); (B) changes in applicable Laws or generally accepted accounting principles after the date hereof, (C) a decrease in the market price of the Units; (D) any failure by the Partnership Parties to meet any internal or publicly disclosed projections, forecasts or estimates of revenue or earnings; or (E) any decrease in distributions in respect of the Units; (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement; or (J) any hurricane, tornado, flood, earthquake or other natural disaster; except, in the case of clauses (A)(I), (A)(II), (A)(III), (F) and (J) of this definition, for any fact, circumstance, event, change, effect or occurrence that gas a disproportionate effect of the Partnership Parties and the Subsidiaries of the Partnership, taken as a whole, relative to other participants in the industries in which the Partnership Parties operate.

(p) “Partnership Non-Managing GP” means NTS Realty Partners, LLC, a Delaware limited liability company.

(q) “Permitted Encumbrances” means (i) carriers’, warehousemens’, mechanics’, materialmen’s, repairmen’s or other like liens imposed by law arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceeding, (ii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (iii) liens, security interests, charges or other encumbrances imposed by law for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect thereto are maintained on the books of such person or its subsidiaries, as the case may be, in conformity with GAAP), (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially interfere with the ordinary conduct of the business by the relevant person and its subsidiaries, and (vi) liens, title defects, preferential rights or other encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by the relevant person and its subsidiaries.

(r) “person” or “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(s) “Purchasing Group” means (i) J.D. Nichols; (ii) Brian Lavin; (iii) NTS Realty Capital, Inc.; (iv) NTS Realty Partners, LLC; (v) ORIG, LLC; (vi) Ocean Ridge Investments, Ltd.; (vii) BKK Financial, Inc.; (viii) The J.D. Nichols Irrevocable Trust for My Daughters; (ix) The J.D. Nichols Irrevocable Trust for My Grandchildren; (x) Kimberly Ann Nichols; (xi) Zelma Nichols; and (xii) Brickwood, LLC.

(t) “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(u) “Subsidiaries” of any person means any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such person, or (ii) such person or any Subsidiary of such person is a general partner.

(v) “Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds,

alternative or add-on minimum, ad valorem, value added, goods and services, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(w) “Tax Return” means any return, declaration, report, election, designation, notice, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(x)  “Unit” means has the meaning set forth in the Partnership Agreement.

(y) “Unitholder” means the holder of a Unit.

(z) “Unitholder Approvals” means (i) approval of at least a majority of the outstanding Units voting together as a single class and (ii) approval of at least a majority of the outstanding Units (excluding the Units included among the Remaining Interests) voting as a separate class.

(aa) Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
Alternative Proposal	Section 5.3(i)(i)
Board of Directors	Recitals
Book-Entry Units	Section 2.2(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(a)
Change in Recommendation	Section 5.3(e)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(b)(iii)
Commitment Letter	Section 4.3
D&O Insurance	Section 5.7(b)
Directors Plan	Section 2.1(a)
DLLCA	Section 1.1
DRULPA	Section 1.1
Effective Time	Section 1.3
Exchange Act	Section 3.3(e)
Exchange Fund	Section 2.2(a)
Financing	Section 4.3
Financing Source	Section 4.3
GAAP	Section 3.4(b)
HSR Act	Section 5.5(a)
Indemnified Parties	Section 5.7(c)
Intervening Event	Section 5.3(i)(ii)
Letter of Transmittal	Section 2.2(b)(i)
Merger	Recitals

Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Outside Date	Section 7.1(b)(i)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Parties	Preamble
Partnership	Preamble
Partnership Disclosure Schedule	Article III
Partnership Financial Statements	Section 3.4(b)
Partnership Managing GP	Preamble
Partnership Meeting	Section 5.4(c)
Partnership Non-Managing GP	Preamble
Partnership Parties	Preamble
Partnership SEC Documents	Section 3.4(a)
Paying Agent	Section 2.2(a)
Proxy Statement	Section 3.3(e)
Recommendation	Section 3.3(c)
Remaining Interests	Section 2.1(b)
Representatives	Section 5.3(a)
Schedule 13E-3	Section 3.3(e)
SEC	Section 3.3(e)
Securities Act	Section 3.4(a)
Special Committee	Recitals
SOX	Section 3.4(a)
Superior Proposal	Section 5.3(i)(iii)
Support Agreement	Recitals
Surviving Entity	Section 1.1

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date first above written.

NTS MERGER PARENT, LLC By: /s/ Brian F. Lavin Name: Brian F. Lavin Title: Manager

NTS MERGER SUB, LLC By: /s/ Brian F. Lavin Name: Brian F. Lavin Title: Manager

NTS REALTY HOLDINGS LIMITED PARTNERSHIP By: NTS REALTY CAPITAL, INC., its managing general partner By: /s/ Mark D. Anderson Name: Mark D. Anderson Title: Chairman of the Special Committee

NTS REALTY CAPITAL, INC. By: /s/ Mark D. Anderson Name: Mark D. Anderson Title: Chairman of the Special Committee

EXHIBIT A

FORM OF
VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement, dated as of December 27, 2012 (this “Agreement”), is entered into by and among J.D. Nichols, an individual residing in Kentucky, Brian Lavin, an individual residing in Kentucky, NTS Realty Capital, Inc., a Delaware corporation, NTS Realty Partners, LLC, a Delaware limited liability company, ORIG, LLC, a Delaware limited liability company, Ocean Ridge Investments, Ltd., a Florida limited company, BKK Financial, Inc., an Indiana corporation, The J.D. Nichols Irrevocable Trust for My Daughters, a Kentucky trust (the “Daughters Trust”), The J.D. Nichols Irrevocable Trust for My Grandchildren, a Kentucky trust (the “Grandchildren Trust” and together with the Daughters Trust, the “Trusts”), Gregory A. Wells, as trustee of each of the Trusts, Kimberly Ann Nichols, an individual residing in Kentucky, Zelma Nichols, an individual residing in Kentucky, Brickwood, LLC, a Delaware limited liability company (the foregoing parties each a “Purchasing Group Party” and, collectively, the “Purchasing Group Parties”), NTS Realty Capital, Inc., a Delaware corporation and the managing general partner of the Partnership (“Partnership Managing GP”) and NTS Realty Holdings Limited Partnership (the “Partnership” and, together with the Partnership Managing GP, the “Partnership Parties”).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, NTS Merger Parent, a Delaware limited liability company (“Parent”), NTS Merger Sub, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), and the Partnership Parties have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Partnership, upon the terms and subject to the conditions set forth in the Merger Agreement.

B. As of the date hereof, each Purchasing Group Party is the record and Beneficial owner and has the power to vote the number of Units set forth next to their respective names on Schedule A hereto (such Units, together with all Units subsequently acquired by each Purchasing Group Party during the term of this Agreement, the “Owned Units”), and Mr. Wells, in his capacity as trustee of the Trusts is the Beneficial owner of, and has the right to dispose of, the Units set forth on Schedule A that are held by each of the Trusts.

C. As an inducement and condition to entering into the Merger Agreement, the Partnership Parties have required that each Purchasing Group Party agree, and each Purchasing Group Party has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Defined Terms. Terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

Section 1.02 Other Definitions. For the purposes of this Agreement:

(a) “Affiliates” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no member of the Purchasing Group, on the one hand, and the Partnership Parties and the Subsidiaries of the Partnership, on the other hand, shall be considered Affiliates for purposes of this Agreement.

(b) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

(c) “Special Committee” means the special committee of independent directors of the Partnership Managing GP’s Board of Directors.

(d) “Unit” has the meaning set forth in the Partnership Agreement, and will also include for purposes of this Agreement all interests in the Partnership into which Units may be split, combined, merged, consolidated, reorganized, reclassified, recapitalized or otherwise converted and any rights and benefits arising therefrom, including any dividends or distributions of Partnership Interests or other equity securities which may be declared in respect of the Units and entitled to vote in respect of the matters contemplated by Article II.

ARTICLE II

VOTING AGREEMENT; IRREVOCABLE PROXY

Section 2.01 Agreement to Vote. Subject to the terms and conditions hereof, each Purchasing Group Party irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; and (iii) the written agreement of the parties (with respect to the Partnership Parties, acting through the Special Committee) to terminate this Agreement (such earliest occurrence being the “Expiration Time”), at any meeting (including each adjourned or postponed meeting) of the Unitholders of the Partnership, however called,

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upon which a vote or other consent or approval is sought (any such meeting or other circumstance, a “Unitholders’ Meeting”), such Purchasing Group Party will, to the extent permitted under the terms of such Purchasing Group Party’s Units, (A) appear at such Unitholders’ Meeting or otherwise cause its Owned Units to be counted as present thereat for purposes of calculating a quorum, and, (B) vote, or cause to be voted, all of its Owned Units (I) in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, (II) in favor of the approval of any other matter to be approved by the Unitholders of the Partnership (including, without limitation, the adjournment of a Unitholders’ Meeting) to facilitate the transactions contemplated by the Merger Agreement, including the Merger, (III) against any extraordinary dividend, distribution or recapitalization by the Partnership or change in the capital structure of the Partnership (other than pursuant to or as explicitly permitted by the Merger Agreement), and (IV) against any action or agreement that would reasonably be expected to (1) result in a breach of any representation, warranty or covenant of the Partnership Parties under the Merger Agreement or (2) impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger, the transactions contemplated by the Merger Agreement, or the performance by such Purchasing Group Party of his, her or its obligations under this Agreement.

Section 2.02 Irrevocable Proxy. Each Purchasing Group Party hereby revokes any and all previous proxies granted with respect to the Owned Units. By entering into this Agreement, each Purchasing Group Party hereby grants a proxy appointing the proxyholders named in the Partnerships’ proxy card, with full power of substitution (the “Proxyholders”), as such Purchasing Group Party’s attorney-in-fact and proxy, for and in such Purchasing Group Party’s name, to be counted as present and to vote or otherwise to act on behalf of such Purchasing Group Party with respect to the Owned Units solely with respect to the matters set forth in, and in accordance with Section 2.01. The proxy granted by each Purchasing Group Party pursuant to this Section 2.02 is, subject to the penultimate sentence of this Section 2.02, irrevocable and is coupled with an interest and is granted in order to secure each the Purchasing Group Party’s performance under this Agreement and also in consideration of the Partnership Parties entering into this Agreement and the Merger Agreement. The proxy granted by each Purchasing Group Party shall be automatically revoked upon termination of this Agreement in accordance with its terms. Each Purchasing Group Party agrees, from the date hereof until the Expiration Time, not to attempt to revoke, frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 2.02.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASING GROUP PARTIES

Each Purchasing Group Party severally represents and warrants to the Partnership Parties as of the date of this Agreement and at all times during the term of this Agreement, as follows:

Section 3.01 Authority; Authorization. Such Purchasing Group Party has all requisite corporate, limited liability or other requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Purchasing Group Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all

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requisite corporate, limited liability company or other requisite action on the part of such Purchasing Group Party. This Agreement has been duly executed and delivered by such Purchasing Group Party and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding agreement of such Purchasing Group Party, enforceable against such Purchasing Group Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

Section 3.02 Non-Contravention. Neither the execution and delivery by such Purchasing Group Party of this Agreement, nor the consummation by such Purchasing Group Party of the transactions contemplated hereby and the performance by such Purchasing Group Party of this Agreement will (i) violate or conflict with any provision of the organizational or governing documents of such Purchasing Group Party, if any; (ii) other than pursuant to Sections 13(d) and 16 of the Exchange Act, require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity or any other person; (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any agreement or instrument to which such Purchasing Group Party is a party or by or to which any of their properties are bound, including, without limitation, any voting agreement, Unitholders agreement, irrevocable proxy or voting trust; (iv) result in the creation of an Encumbrance upon any of the assets of such Purchasing Group Party; or (v) violate or conflict with any Law applicable to such Purchasing Group Party.

Section 3.03 Ownership of Securities. Such Purchasing Group Party is the record and Beneficial Owner of the number of Units of the Partnership constituting Owned Units as of the date hereof as set forth next to its respective name on Schedule A of this Agreement. Such Purchasing Group Party owns its respective Owned Units free and clear of any Encumbrances (other than as created by this Agreement) and has the full legal right, power and authority to vote all of the Owned Units (to the extent such Owned Units grant voting rights) without the consent or approval of, or any other action on the part of any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, the Owned Units, in each case, except as provided in this Agreement.

Section 3.04 Certain Arrangements. As of the date of this Agreement and except as set forth in the Merger Agreement, there are no contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) (i) between any Purchasing Group Party or any of its Affiliates, on the one hand, and any member of the Partnership Parties’ management or directors, on the other hand, as of the date hereof that relate in any way to the Partnership Parties’ or the Merger or the operation of the Surviving Entity following the Effective Time or (ii) between any Purchasing Group Party or any of its respective Affiliates, on the one hand, and any other Person, on the other hand, pursuant to which any Unitholder of the Partnership would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any Unitholder of the Partnership agrees to vote to adopt the Merger

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Agreement or the Merger (other than this Agreement) or agrees to vote against any Alternative Proposal.

Section 3.05 No Third Party Transaction. No Purchasing Group Party nor any of its Affiliates has entered into any agreement, arrangement or understanding with any third party concerning the possible sale of the Surviving Entity, equity interests in the Surviving Entity or all or substantially all the assets of the Surviving Entity to a third party after the Merger has been consummated.

Section 3.06 Reliance by the Partnership Parties. Such Purchasing Group Party understands and acknowledges that the Partnership Parties are entering into the Merger Agreement in reliance upon such Purchasing Group Party’s execution, delivery and performance of this Agreement.

Section 3.07 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and except as otherwise expressly set forth in this Agreement or in the agreements or certificates entered into in connection herewith or contemplated hereby (including, without limitation, the Merger Agreement), no Purchasing Group Party nor any other Person on behalf of such Purchasing Group Party makes any other representation or warranty of any kind or nature, express or implied, in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE IV

ADDITIONAL COVENANTS OF PURCHASING GROUP PARTIES

Section 4.01 Non-Interference with Acquisition Proposals. Each Purchasing Group Party and their respective Affiliates shall not take any action with the purpose of discouraging or preventing any person from making an Alternative Proposal in accordance with Section 5.3 of the Merger Agreement or, once made, from continuing to pursue such Alternative Proposal; provided that any Purchasing Group Party and its respective Affiliates may vote, or cause to be voted, any or all of its Owned Units against a Superior Proposal or any transaction contemplated thereby.

Section 4.02 Continuation of Special Committee. Each Purchasing Group Party agrees that, from and after the date of this Agreement, at all times prior to the earlier of (a) the Effective Time of the Merger or (ii) the Expiration Time of this Agreement, he, she or it shall not seek to terminate the existence of the Special Committee or materially change the Special Committee’s duties or authority or its current membership (so long as the existing members of the Special Committee are willing to serve). Mr. Nichols and Mr. Lavin each further agree that, in their capacity as members of the Board of Directors of Partnership Managing GP, he shall not take any action inconsistent with the foregoing.

Section 4.03 Standstill; Restrictions on Transfer and Proxies; Non-Interference; Further Assurances.

(a) Until the Expiration Time, each Purchasing Group Party agrees not to, and to cause its respective Affiliates not to, (i) in any manner acquire, agree to acquire or make any

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proposal to acquire, directly or indirectly, alone or in concert with any other person, (A) any Units or any other security of the Partnership that is convertible into Units in the open market or in privately negotiated transactions with third parties, (B) any property of the Partnership or any Subsidiary of the Partnership, or (C) any rights or options to acquire any such Units, securities or property (including, but not limited to, Beneficial Ownership of such Units, securities or property), (ii) except at the specific written request of the Special Committee, propose to enter into, directly or indirectly, any merger or business combination involving the Partnership or any Subsidiary of the Partnership, or to purchase, directly or indirectly, a material portion of the assets of the Partnership, (iii) make, or participate in, directly or indirectly, any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any Units in respect of or related to the matters set forth in clauses (i) and (ii) above, (iv) commence a tender or exchange offer for Units at a price below $7.50 per Unit; (v) form, join, enter into any contract, arrangement or understanding, or in any way participate with any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing, including but not limited to any joint venture, loan or option agreement, put or call, guarantee of loans, guarantee of profits or division of losses or profits, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, or (vii) advise, assist or encourage any other persons in connection with any of the foregoing.

(b) Until the Expiration Time, each Purchasing Group Party agrees not to, and to cause its respective Affiliates not to, Transfer or agree to Transfer any Owned Units. For purposes of this Agreement, “Transfer” shall mean to offer, sell, contract to sell, pledge, assign, distribute by gift or donation, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, any Units or any securities convertible into, or exercisable or exchangeable for Units, or publicly announce an intention to effect any such transaction.

(c) Until the Expiration Time, each Purchasing Group Party agrees not to, and to cause its respective Affiliates not to, (i) deposit any Owned Units into a voting trust or enter into a voting agreement or arrangement with respect to the Owned Units, (ii) grant any proxy or power of attorney with respect to the Owned Shares (other than as contemplated by Section 2.01 of this Agreement), or (iii) take any action that would make any representation or warranty of such Purchasing Group Party contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Purchasing Group Party of its obligations under this Agreement.

(d) Each Purchasing Group Party Parties agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by the Partnership Parties to confirm and assure the rights and obligations set forth in this Agreement and the Merger Agreement or to consummate the transactions contemplated by this Agreement and the Merger Agreement.

Section 4.04 Units to Remain Outstanding. Each Purchasing Group Party acknowledges and agrees that in the Merger, the Units of which such Purchasing Group Party is the record and Beneficial Owner shall be unchanged and remain outstanding as Units of the

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Surviving Entity and will not be converted into the right to receive the Merger Consideration or entitled to any other form of consideration.

ARTICLE V

TERMINATION

Section 5.01 Termination. This Agreement shall terminate without further action at the Expiration Time.

Section 5.02 Effect of Termination. Upon the termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of Section 5.01, this Section 5.02 and Article VI, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Expiration Time.

Section 6.02 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the parties to this Agreement (with respect to the Partnership Parties, acting through the Special Committee), or in the case of a waiver, by the party against whom the waiver is to be effective (with respect to the Partnership Parties, acting through the Special Committee).

Section 6.03 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile or electronic transmission (with confirmation by telephone or return facsimile or electronic transmission), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified by like notice):

To the Purchasing Group Parties:

NTS Realty Capital, Inc.
600 North Hurstbourne Parkway, Suite 300
Louisville, Kentucky 40222
Attention: Brian F. Lavin
Facsimile: (502) 426-4994
Email: blavin@ntsdevco.com

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with copies to:

Fore, Miller & Schwartz
200 South Fifth Street, Suite 700 North
Louisville, KY 40202
Attention: Stephen H. Miller
Facsimile: (502) 589-1637
Email: smiller@stephenhmiller.com

To Partnership Managing GP or Partnership:

NTS Realty Capital, Inc.
600 North Hurstbourne Parkway, Suite 300
Louisville, Kentucky 40222
Attention: Mark D. Anderson
Email: mark@andersonrealestcap.com

with copies to:

Stites & Harbison PLLC
400 West Market Street, Suite 1800
Louisville, KY 40202
Attention: C. Craig Bradley, Jr.
Facsimile: (502) 587-6391
Email: cbradley@stites.com

and

Shefsky & Froelich
111 East Wacker Drive, Suite 2800
Chicago, IL 60601
Attention: Cezar M. Froelich
Facsimile: (312) 527-9897
Email: cfroelich@shefskylaw.com

Section 6.04 Interpretation; Construction; Severability.

(a) When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as

8

well as to the feminine and neuter genders of such term. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

Section 6.05 Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.06 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND

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ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.06.

Section 6.07 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (or a proper Delaware state court if the Court of Chancery does not have subject matter jurisdiction) or the federal courts sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In connection with any request for specific performance or equitable relief by any party hereto, each of the other parties waive any requirement for the security or posting of any bond in connection with such remedy.

Section 6.08 Assignment: Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 6.09 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 6.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the schedules, documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 6.08 and except for the rights of Unitholders whose Units are converted into the right to receive the Merger Consideration pursuant to Section 2.1 to receive such Merger Consideration after the Effective Time, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 6.11 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or

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representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

NTS REALTY HOLDINGS LIMITED PARTNERSHIP By: NTS Realty Capital, Inc., its managing general partner By: Name: Mark D. Anderson Title: Chairman of the Special Committee

NTS REALTY CAPITAL, INC. By: Name: Mark D. Anderson Title: Chairman of the Special Committee

NTS REALTY PARTNERS, LLC By: Name: J. D. Nichols Title: Manager

J.D. NICHOLS

BRIAN LAVIN

ZELMA NICHOLS

KIMBERLY ANN NICHOLS

ORIG, LLC By: Name: Gregory A. Wells Title: Executive Vice President

OCEAN RIDGE INVESTMENTS, LTD. By: Name: Gregory A. Wells Title: Executive Vice President of BKK Financial, Inc., General Partner

BKK FINANCIAL, INC. By: Name: Gregory A. Wells Title: Executive Vice President

BRICKWOOD, LLC By: Name: Brian F. Lavin Title: Manager

THE J.D. NICHOLS IRREVOCABLE TRUST FOR MY DAUGHTERS By: Name: Gregory A. Wells Title: Trustee

THE J.D. NICHOLS IRREVOCABLE TRUST FOR MY GRANDCHILDREN By: Name: Gregory A. Wells Title: Trustee

GREGORY A. WELLS, as Trustee of the J.D. Nichols Irrevocable Trust For My Daughters

GREGORY A. WELLS, as Trustee of the J.D. Nichols Irrevocable Trust For My Grandchildren

Schedule A

Owned Units

Unitholder Name	Owned Units
J.D. Nichols	6,847,8871*
NTS Realty Partners, LLC	714,491**
ORIG, LLC	5,411,501**
Ocean Ridge Investments, Ltd.	456,401**
BKK Financial, Inc.	31,522**
The J.D. Nichols Irrevocable Trust for My Daughters	81,479**
The J.D. Nichols Irrevocable Trust for My Grandchildren	114,640**
Kimberly Ann Nichols	32,603**
Zelma Nichols	5,250**
Brickwood, LLC	17,966

* Mr. Nichols has the right to vote 6,133,396 of the Units that he beneficially owns.
** Non-voting Units

EXHIBIT B

Quince Associates, Limited Partnership
777 South Wadsworth Boulevard
Suite 4-280
Lakewood, CO  80226

December 21, 2012

Mr. J.D. Nichols
Mr. Brian F. Lavin
600 North Hurstbourne Parkway
Suite 300
Louisville, KY  40222

RE:	$32,100,000 Acquisition Loan for Purchase of 4,229,421 Limited Partnership Units (“LP Units”) of NTS Realty Holdings Limited Partnership, a Delaware limited partnership (“NLP”)

Gentlemen:

We are pleased to advise you that Quince Associates, Limited Partnership, a Maryland limited partnership, or its assigns, (sometimes referred to as “us” or “QA”) has approved the acquisition loan to J.D. Nichols and Brian F. Lavin and/or an entity to be formed in Delaware that is wholly-owned by J.D. Nichols and/or Brian F. Lavin for the purpose of the purchase of the LP Units (sometimes referred to as “you” or the “Borrowers”) of a credit facility up to $32,100,000 (the “Facility”) as described in the attached Summary of Terms and Conditions (the “Summary of Terms”), and as more fully set forth in this letter.

By executing this letter, you acknowledge that this letter (including the Summary of Terms) is the only agreement between you and us with respect to the Facility and sets forth the entire understanding of the parties with respect thereto.  This letter and the Summary of Terms may only be changed in writing signed by you and us.  This letter and the Summary of Terms shall be governed by, and construed in accordance with, the laws of the State of Delaware.

The principal business terms and conditions applicable to the Facility are set forth in the attached Summary of Terms.  The Summary of Terms is intended as an outline only and does not purport to summarize all of the terms, conditions, covenants, representations, warranties and other provisions which would be contained in the definitive credit documents governing the Facility.  If the definitive credit documents governing the Facility have not been executed by March 15, 2013, either party may

QA Commitment Letter*

QA Commitment Letter
December 21, 2012

terminate this agreement.  There are a few additional points we would like to make in connection with this commitment.  First, our commitment is subject to there being no material disruption of the financial markets which in our opinion impacts pricing or availability of credit in a material way.  In addition, all tax, accounting, and legal matters incident to the transactions contemplated hereby, including, without limitation, definitive documentation, must be reasonably satisfactory in form and substance to QA and their legal counsel.  Borrowers agree to provide us written notice at least sixty (60) days prior to the date upon which funding of the Facility shall occur.

This commitment shall terminate and we shall have no obligation to extend the Facility hereunder if: (1) we have not received an accepted copy of this commitment from you on or before 6:00 p.m. (MST) on December 31, 2012 (this commitment shall not be deemed to have been accepted in the event that you purport to accept the same subject to any change in its terms); or (2) the Facility does not for any reason close by September 30, 2013; or (3) any material adverse change occurs with respect to the financial condition or business of any of the Borrowers or any of their respective subsidiaries or of any other guarantors contemplated hereby, or any statements, information, materials, representations or warranties provided to us by you in connection with the Facility prove to be untrue or inaccurate in any material respect.

Whether or not the Facility contemplated by this letter shall actually close, you agree to reimburse QA for all out-of-pocket expenses (including reasonable attorney’s fees and expenses) incurred in connection with the negotiation, preparation, execution and delivery of the Facility, an in connection with performing due diligence in connection with the Facility.

This letter and our commitment hereunder are for the sole benefit of the Borrowers and NLP, and only the Borrowers and NLP may rely on this letter and our commitments contained herein.  In no event shall QA have any obligation to any third party with respect to any provision of this letter or the Summary of Terms.  We hereby notify the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L 107-56 (signed into law October 26, 2001)) (the “Act”), we are required to obtain, verify and record all information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow us to identify the Borrowers in accordance with the Act.

QA Commitment Letter*

QA Commitment Letter
December 21, 2012

We are pleased to be able to offer this Facility to you, and we are prepared to devote the human and other resources to this transaction which will be necessary to assure an expeditious closing.

If you are in agreement with the terms of this letter, please indicate your acceptance by signing below on the enclosed copy of this letter and returning the same to us.

Very truly yours, Quince Associates, Limited Partnership, a Maryland limited partnership By:/s/ John P. Hill, Jr. Name: John P. Hill, Jr. Title: Manager of the G.P.

Accepted and agreed to in all respects this 27th day of December, 2012.

By:/s/ J.D. Nichols Name: J.D. Nichols Title: Individual By:/s/ Brian F. Lavin Name: Brian F. Lavin Title: Individual

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Summary of the Terms and Conditions
December 21, 2012

Lender:	Quince Associates, Limited Partnership

Borrowers:	J.D. Nichols and Brian F. Lavin (and/or an entity to be formed in Delaware for the purpose of purchasing the LP units that are wholly owned by J.D. Nichols and/or Brian F. Lavin)

Purpose:	Purchase 4,229,421 LP units in NTS Realty Holdings Limited Partnership (“NLP”)

Loan Amount:	$32,100,000

Fixed Rate:	12.00%

Term:	Loan term will be 1 year from date of close

Lender Fees:
$100,000 non-refundable upon execution of commitment letter
$951,618 upon execution of definitive documents governing the Facility
$237,905 per month starting 30 days after execution of definitive documents until earlier of loan funding or termination of commitment

Payments:	Interest only will be due on monthly basis

Security:
Collateral Pledge of JND & BFL interest in 5,917,390 Limited Partnership (“LP”) units of NLP
Collateral Pledge of 4,229,421 LP units of NLP to be purchased with the proposed loan.
Note: 714,491 LP units owned by NTS Realty Partners, LLC (“GP”) and
     233,972 LP units in children’s trust and owned by family members will not be pledged.
     No GP interests in NLP will be pledged

Use of proceeds:	4,229,421 Purchase LP Units Estimated Closing Costs and Lender Fees Total Request	$7.50 $31,720,658 $379,342 $32,100,000

Funding:	Funds to be drawn at the time LP Units are purchased

Repayment sources:	Sale, Refinance and Cash Flow of Assets

Prepayments:	Loan may be prepaid at any time without penalty

Funding Notice:	Borrowers will give Lender 60 days notice prior to funding the loan.